Exhibit 15.1

MORGAN &

COMPANY

Chartered Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Auditors’ Report, dated July 11, 2006, on the financial statements of Pure Capital Incorporated for the three years ended December 31, 2005, and for the period from re-entry into the development stage, January 1, 2003, to December 31, 2005, in the Company’s Report on Form 20F.  We also consent to application of such report to the financial information in the Report on Form 20F when such financial information is read in conjunction with the financial statements referred to in our report.

We also consent to the reference to us under the heading “Statement by Experts” in such Report.

Vancouver, Canada

/s/ Morgan & Company

November 29, 2006

Chartered Accountants

Tel: (604) 687-5841

            P.O. Box 10007 Pacific Centre

Fax: (604) 687-0075

Suite 1488 – 700 West Georgia Street

www.morgan-cas.com

                   Vancouver, B.C.  V7Y 1A1